Exhibit 23.4

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Almost Family, Inc. of our report dated July 13, 2007 relating to the consolidated financial statements of Quality of Life Holdings, Inc., Subsidiaries, and Affiliate, which appears in the Current Report on Form 8-K/A of Almost Family, Inc. filed with the U.S. Securities and Exchange Commission on January 4, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Rivero, Gordimer and Company, P.A.

Tampa, Florida

November 5, 2008